PROSPECTUS SUPPLEMENT NO. 9                  Filed pursuant to Rule 424(b)(3)
 (To Prospectus dated January 2, 1998)        Registration No. 333-39699

                                $650,000,000
                            RITE AID CORPORATION
                    5.25% Convertible Subordinated Notes
                           due September 15, 2002


      This Prospectus Supplement No. 9 supplements and amends the Prospectus dated January 2, 1998, as amended by Prospectus Supplement No. 1 dated February 9, 1998, Prospectus Supplement No. 2 dated March 16, 1998, Prospectus Supplement No. 3 dated April 16, 1998, Prospectus Supplement No. 4 dated May 27, 1998 Prospectus Supplement No. 5 dated May 29, 1998, Prospectus Supplement No. 6 dated June 30, 1998, Prospectus Supplement No. 7 dated July 30, 1998 and Prospectus Supplement No. 8 dated August 31, 1998 (the "Prospectus") relating to the 5.25% Convertible Subordinated Notes due September 15, 2002 (the "Notes") of Rite Aid Corporation, a Delaware corporation (the "Company") and the shares of common stock, par value $1.00 per share (the "Company Common Stock"), of the Company, issuable upon conversion of the Notes.

      The table on pages 20 through 23 of the Prospectus, which set forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective amounts of Notes beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus is hereby amended as follows:

      The deletion on page 20 of the Prospectus of:

           "Goldman Sachs & Co . . . . . . . . . . . . . . . .  72,962,000"

 and the substitution thereof of:

           "Goldman, Sachs & Co. . . . . . . . . . . . . . . .  81,797,000"

      The deletion on page 23 of the Prospectus of:

           "McMahan Securities Company LP  . . . . . . . . . . . . 393,000"

 and the substitution therefor of:

           "McMahan Securities Company LP  . . . . . . . . . . . . 411,000"

                                               (continued on following page)



      The Prospectus, together with this Prospectus Supplement No. 9, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Notes and the Company Common Stock issuable upon conversion of the Notes. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)"

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 The date of this Prospectus Supplement is October 7, 1998


 The deletion on page 23 of the Prospectus of:

           "Any Other Holder of Notes or Future Transferee from any Such
           Holder  . . . . . . . . . . . . . . . . . . . . . .  33,194,000"

 and the substitution therefor of the following:

           "Penn Mutual Life Insurance Co. . . . . . . . . . . . . 200,000"
           "Potlatch - First Trust Co. of St. Paul(1). . . . . . . 900,000"
           "University of So. Florida Fdn.(1). . . . . . . . . . . 250,000"
           "Key Tr. Convertible Sec. Fd.(2). . . . . . . . . . . . 452,000"
           "EB Convertible Sec. Fd.(2) . . . . . . . . . . . . . 2,250,000"
           "Field Fdn. of Illinois(2). . . . . . . . . . . . . . . 100,000"
           "GenCorp. Fdn.(2) . . . . . . . . . . . . . . . . . . . 200,000"
           "Charitable Sec. Fd.(2) . . . . . . . . . . . . . . . 1,548,000"
           "Victory Convertible Sec. Fd.(2). . . . . . . . . . . 1,000,000"
           "General Electric Mortgage Insurance Co.(1) . . . . . 3,300,000"
           "CA Public Employees Retirement System  . . . . . . . 9,000,000"
           "Sage Capital . . . . . . . . . . . . . . . . . . . . . 350,000"
           "Diocese of Buffalo - Priest  . . . . . . . . . . . . .  25,000"
           "Diocese of Buffalo - Pension . . . . . . . . . . . . .  35,000"

           "Any Other Holder of Notes or Future
           Transferee from any Such Holder   . . . . . . . . . . 4,731,000"



  and the addition on page 23 of the following footnotes:

  (1) Represents shares with respect to which Key Asset Management Inc. acts as investment manager.

  (2) Represents shares with respect to which Key Asset Management Inc. acts as agent.